                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

AMERITECH CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

LOGO
                                                          30 South Wacker Drive
                                                        Chicago, Illinois 60606

               NOTICE OF 1998 ANNUAL MEETING AND PROXY STATEMENT

February 27, 1998

Dear Shareowner:

  We cordially invite you to attend the annual meeting of Ameritech's shareowners, which will be held in the Arthur Rubloff Auditorium of The Art Institute of Chicago, on Wednesday, April 15, 1998, at 9:30 a.m.

  At the meeting we will elect ten directors and vote on the appointment of independent public accountants and two shareowner proposals. Each of these matters is described in the following pages.

  We also will report on the progress of Ameritech and comment on matters of current interest. There will be a period of informal discussion in which shareowners will have a chance to comment or ask questions. After the meeting, you are invited to be our guest and tour the magnificent exhibits of The Art Institute of Chicago.

  If you are a shareowner of record and you plan to attend the meeting, please keep the admission ticket and map that are attached to the form of proxy sent to you with this notice and proxy statement. Please also check the box on the form of proxy that indicates that you plan to attend the meeting. If your shares are held by a broker or a bank and you do not receive an admission ticket, please bring proof of your ownership of Ameritech shares to be admitted to the meeting.

  Whether or not you plan to attend in person, we ask that you read the material on the following pages and vote your shares on the matters that will come before the meeting. Record holders of Ameritech shares can vote their shares by using a toll free telephone number or the Internet. Instructions for using these convenient services are set forth on the enclosed proxy card. Of course, you also may vote your shares by marking your votes on the enclosed proxy card, signing and dating it and mailing it in the postage-paid envelope.

  IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THIS MEETING, WHETHER OR NOT YOU ATTEND THE MEETING IN PERSON AND REGARDLESS OF THE NUMBER OF SHARES YOU OWN. TO MAKE SURE YOUR SHARES ARE REPRESENTED, WE URGE YOU TO VOTE AS SOON AS POSSIBLE BY TELEPHONE, ON THE INTERNET OR BY MAILING YOUR PROXY CARD.

Sincerely,

LOGO
Richard C. Notebaert
Chairman and Chief Executive Officer

                    NOTICE OF ANNUAL MEETING OF SHAREOWNERS

  The Annual Meeting of Shareowners of Ameritech Corporation will be held at the Arthur Rubloff Auditorium of The Art Institute of Chicago, Columbus Drive and Monroe Street, Chicago, Illinois, on WEDNESDAY, APRIL 15, 1998, AT 9:30 A.M., to consider and take action with respect to the following matters:

    1. Election of ten Directors to serve for a term of one year;

    2. The appointment of Arthur Andersen LLP as independent public accountants for the Company for the year ending December 31, 1998;

    3. A shareowner proposal regarding cumulative voting in elections of Directors;

    4. A shareowner proposal regarding post-meeting reports on annual meetings; and

    5. Such other business as may properly come before the meeting or any adjournment thereof.

  The record date for the annual meeting is February 17, 1998. Only shareowners of record at the close of business on that date can vote at the meeting. A list of such holders will be open to the examination of any shareowner, for any purpose germane to the meeting, at the offices of Ameritech Corporation, 30 South Wacker Drive, Chicago, Illinois, for a period of ten days prior to the meeting.

February 27, 1998                         BY ORDER OF THE BOARD OF DIRECTORS,

                                          LOGO
                                          Bruce B. Howat, Secretary

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
PROXY AND VOTING INFORMATION...............................................   1
ELECTION OF DIRECTORS......................................................   2
  Nominees for Election at this Meeting....................................   2
  Directors Whose Present Terms Continue Until 1999........................   4
  Meetings of the Board....................................................   5
  Committees of the Board..................................................   5
  Compensation of Directors................................................   6
  Officer and Director Stock Ownership.....................................   7
RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS..............   7
SHAREOWNER PROPOSAL REGARDING CUMULATIVE VOTING............................   8
SHAREOWNER PROPOSAL REGARDING POST-MEETING REPORTS.........................   9
OTHER BUSINESS.............................................................   9
EXECUTIVE COMPENSATION.....................................................  10
  Compensation Committee...................................................  10
  Report of Compensation Committee.........................................  10
  Shareowner Return Performance Graph......................................  13
  Summary Compensation Table...............................................  14
  Long Term Incentive Plans................................................  15
  Option Grants in 1997....................................................  15
  Option Exercises in 1997 and Option Values at December 31, 1997..........  16
  Pension Plans............................................................  16
  Employment Contracts and Change-In-Control Arrangements..................  18
SUBMISSION OF 1999 SHAREOWNER PROPOSALS....................................  20
ADDITIONAL INFORMATION.....................................................  20

AMERITECH CORPORATION                                           PROXY STATEMENT
30 SOUTH WACKER DRIVE
CHICAGO, ILLINOIS 60606

                         PROXY AND VOTING INFORMATION

  The Board of Directors of Ameritech Corporation (referred to as "Ameritech" or the "Company" or "we" in this proxy statement) is soliciting your proxy for use at the 1998 Annual Meeting. This proxy statement and the form of proxy are being mailed to shareowners beginning on February 27, 1998.

  WHO CAN VOTE. Holders of Ameritech Common Stock of record at the close of business on February 17, 1998 may vote at the Annual Meeting. On that date, 1,100,101,966 shares of Ameritech Common Stock were issued and outstanding and entitled to be voted at the meeting. Each share entitles the holder to one vote.

  HOW YOU CAN VOTE. Shareowners of record can give proxies by calling a toll free telephone number, by using the Internet or by mailing their signed proxy cards. The telephone and Internet voting procedures are designed to authenticate shareowners' identities, to allow shareowners to give their voting instructions and to confirm that shareowners' instructions have been recorded properly. Ameritech has been advised by counsel that the procedures that have been put in place are consistent with the requirements of applicable law. Specific instructions for shareowners of record who wish to use the telephone or Internet voting procedures are set forth on the enclosed proxy card.

  If you are a participant in the Ameritech Direct Services Investment Plan, the proxy card represents the number of full and fractional shares in your plan account, as well as other shares registered in your name. If you are a participant in the Ameritech Savings Plan for Salaried Employees ("SPSE"), the Ameritech Savings and Security Plan for Non-Salaried Employees ("SSP") or certain employee savings plans of affiliated companies, the proxy card will also serve as a voting instruction for the trustees of those plans where all accounts are registered in the same name. If voting instructions are not received for shares in SPSE or SSP, those shares will be voted in the same proportion as the shares in those plans for which voting instructions are received.

  If you return your form of proxy but do not specify on the form how you want to vote your shares, we will vote them FOR the election of all nominees for Director set forth under "Election of Directors" on the following pages, FOR the appointment of Arthur Andersen LLP as our independent public accountants, and AGAINST the two shareowner proposals described below.

  REVOCATION OF PROXIES. You can revoke your proxy at any time before the voting at the meeting by sending written notice of the revocation to the Secretary of the Company, by submitting another proxy that is properly signed and bears a later date or by voting in person at the meeting.

  YOUR VOTE IS CONFIDENTIAL. The Board of Directors has adopted a policy to ensure that all shareowners have the right to confidential treatment of their votes. The policy provides that no proxies, voting instructions or ballots will be made available for examination by, nor will the particular vote of any shareowner be disclosed to, the Company, its directors, officers or employees or any third party, except (i) as necessary to tabulate and certify results of voting, (ii) as necessary to meet applicable legal requirements and to assert or defend claims of or against us, (iii) if there is a proxy solicitation by someone else in opposition to a solicitation by the Board, (iv) if the shareowner has made a written comment on his or her proxy, voting instruction or ballot, or (v) if the shareowner expressly requests or consents to disclosure of his or her vote in writing. The policy also provides that votes will be tabulated by our transfer agent or another independent party and that we will engage an independent inspector of elections to inspect the tabulation of votes and certify the results of the voting.

  QUORUM AND REQUIRED VOTES. A quorum will be present if the holders of a majority of the shares of Ameritech Common Stock issued and outstanding and entitled to vote are present in person or represented by proxy at the meeting. Ten directors will be elected at the meeting by a plurality of all the votes cast at the meeting, which means that the ten nominees for Director who receive the most votes will be elected. The votes of a majority of the shares of shareowners who are either present in person or represented by proxy at the meeting are required to approve other proposals.

  On the election of Directors, you may either vote for, or withhold your vote from, each nominee. You may abstain from voting on all proposals other than the election of Directors. Abstentions are counted as "shares present" at the meeting for the purpose of determining whether a quorum is present and abstentions will have the effect of a vote against any proposal as to which they are specified. Proxies submitted by brokers that do not indicate a vote for some of the proposals because they do not have discretionary voting authority on those proposals and they have not received instructions from their customers on those proposals (sometimes called "broker non-votes") are not considered to be "shares present" and will not affect the outcome of the vote.

                             ELECTION OF DIRECTORS

  The business and affairs of Ameritech are managed under the direction of the Board of Directors. The Board has responsibility for establishing broad corporate policies and for the overall performance of Ameritech rather than day-to-day operating details. Members of the Board of Directors are kept informed of the Company's business by various reports and documents sent to them each month, as well as by reports presented at meetings of the Board and its committees by officers and employees of Ameritech and its business units.

  The Board of Directors is currently composed of thirteen members. In 1996, shareowners approved an amendment to the Certificate of Incorporation of Ameritech that eliminated the division of the Board of Directors into three classes, with one class of Directors elected each year for a three-year term. Instead all Directors are now elected for one year terms as their current terms expire. The terms of ten Directors expire in 1998 and all of those Directors have been nominated for re-election to terms expiring in 1999. Beginning in 1999 all Directors will be elected annually. If for any reason any of the nominees for election at this meeting becomes unable or is unwilling to serve at the time of the meeting, the persons named in the enclosed proxy card will have discretionary authority to vote for a substitute nominee or nominees. It is not anticipated that any nominee will be unavailable for election.

  The following sets forth information as to each nominee for election at this meeting and each Director continuing in office, including his or her age, present principal occupation, other business experience during the last five years, directorships in other publicly held companies, membership on committees of the Board of Directors and period of service as a Director of Ameritech.

NOMINEES FOR ELECTION AT THIS MEETING (TO ONE YEAR TERMS EXPIRING IN 1999):


LOGO DONALD C. CLARK, 66, Chairman Emeritus of Household International, Inc., Prospect Heights, Illinois (financial services), since 1996. Mr. Clark served as Chairman and Chief Executive Officer of Household International, Inc. from 1984 to 1994 and as Chairman of the Board from 1994 to 1996. He is a Director of Warner-Lambert Co., Scotsman Industries, Inc., Armstrong World Industries, Inc. and The PMI Group Inc. Mr. Clark is a member of the Compensation Committee and the Finance Committee.

                  Director since 1989.

LOGO MELVIN R. GOODES, 62, Chairman and Chief Executive Officer of Warner-Lambert Company, Morris Plains, New Jersey (pharmaceuticals and consumer products), since 1991. Mr. Goodes served as President and Chief Operating Officer of Warner-Lambert from 1985 to 1991. He is a Director of Warner-Lambert Company, Chase Manhattan Corporation and Unisys Corporation. Mr. Goodes is Chairman of the Nominating Committee and a member of the Executive Committee and the Finance Committee.

                  Director since 1994.

LOGO HANNA HOLBORN GRAY, PH.D., 67, President Emeritus and Harry Pratt Judson Distinguished Service Professor of History, University of Chicago, Chicago, Illinois, since 1993. Dr. Gray served as President of the University of Chicago from 1978 to 1993. She is a Director of Atlantic Richfield Company, Cummins Engine Company, Inc. and J. P. Morgan & Co. Incorporated (and its subsidiary, Morgan Guaranty Trust Company of New York). Dr. Gray is a member of the Nominating Committee. She also is a Director of the Ameritech Foundation.

                  Director since 1983.

LOGO JAMES A. HENDERSON, 63, Chairman and Chief Executive Officer of Cummins Engine Company, Inc., Columbus, Indiana (heavy-duty diesel engines, parts and related products), since 1995. Mr. Henderson became Chief Executive Officer in 1994 and served as President and Chief Operating Officer of Cummins Engine Company, Inc. from 1977 to 1994. He is a Director of Cummins Engine Company, Inc., Inland Steel Industries, Inc., Ryerson Tull, Inc., Rohm and Haas Co. and Landmark Communications, Inc. Mr. Henderson is Chairman of the Audit Committee and a member of the Compensation Committee and the Executive Committee. He also is a Director of the Ameritech Foundation.

                  Director since 1983.

LOGO ARTHUR C. MARTINEZ, 58, Chairman and Chief Executive Officer of Sears, Roebuck and Co., Hoffman Estates, Illinois (merchandising), since 1995. Mr. Martinez served as Chairman and Chief Executive Officer of the Sears Merchandise Group from 1992 to 1995 and as Vice Chairman of Saks Fifth Avenue from 1990 to 1992. He is a Director of Sears, Roebuck and Co., Amoco Corporation and the Federal Reserve Bank of Chicago. Mr. Martinez is Chairman of the Finance Committee and a member of the Audit Committee and the Executive Committee.

                  Director since 1995.

LOGO JOHN B. MCCOY, 54, Chairman and Chief Executive Officer of BANC ONE CORPORATION, Columbus, Ohio (bank holding company), since 1987. He is a Director of BANC ONE CORPORATION, Cardinal Health, Inc., First USA Paymentech, Inc. and the Federal Home Loan Mortgage Corporation. Mr. McCoy is Chairman of the Compensation Committee and a member of the Audit Committee and the Executive Committee.

                  Director since 1991.

LOGO JOHN D. ONG, 64, Chairman Emeritus of The BFGoodrich Company, Akron, Ohio (chemical and aerospace products), since 1997. Mr. Ong served as Chairman of the Board of BFGoodrich from 1979 to 1997 and as Chief Executive Officer from 1979 to 1996. Mr. Ong is a Director of Asarco Incorporated, Cooper Industries, Inc., Defiance, Inc., The Geon Company, The Kroger Company and TRW Inc. He is a member of the Compensation Committee and the Nominating Committee.

                  Director since 1983.

LOGO A. BARRY RAND, 53, Executive Vice President, Operations of Xerox Corporation, Stamford, Connecticut (document processing products and services), since 1992. Mr. Rand served as President of the Xerox United States Marketing Group from 1987 to 1992. Mr. Rand is a Director of Honeywell Inc. and Abbott Laboratories. He is a member of the Audit Committee and the Nominating Committee.

                  Director since 1993.

LOGO LAURA D'ANDREA TYSON, 50, Professor and holder of the Chair endowed by the Class of 1939 in the Economics Department and the Haas School of Business Administration at the University of California at Berkeley, since 1996. Dr. Tyson served as National Economic Adviser to the President of the United States from March 1995 to December 1996 and as Chair of the White House Council of Economic Advisers from 1993 to 1995. She also served as a member of the President's National Security Council and Domestic Policy Council. Dr. Tyson was Director of the Institute of International Studies from 1990 to 1992, and Research Director of The Berkeley Roundtable on the International Economy from 1986 to 1992, at the University of California, Berkeley, where she was also a professor of economics and business administration. She is a Director of Kodak Corporation and Morgan Stanley, Dean Witter, Discover & Co. Dr. Tyson is a member of the Audit Committee and the Finance Committee.


                  Director since 1997.

LOGO JAMES A. UNRUH, 56, Retired Chairman of the Board and Chief Executive Officer of Unisys Corporation, Blue Bell, Pennsylvania (information services, technology and software), since 1997. Mr. Unruh served as Chairman of the Board and Chief Executive Officer of Unisys from 1990 to 1997. He is a Director of The Prudential Insurance Company of America. Mr. Unruh is a member of the Audit Committee and the Finance Committee.

                  Director since 1995.

DIRECTORS WHOSE PRESENT TERMS CONTINUE UNTIL 1999:


LOGO SHELDON B. LUBAR, 68, Founder and Chairman of Lubar & Co., Milwaukee, Wisconsin (private investment and venture capital firm), since 1977 and Chairman and Chief Executive Officer of Christiana Companies, Inc., Milwaukee, Wisconsin (operating and investment company with businesses in refrigerated warehousing and logistics), since 1987. Mr. Lubar is a Director of Massachusetts Mutual Life Insurance Company, Firstar Corporation, Christiana Companies, Inc., Energy Ventures, Inc., Jeffries & Co. and MGIC Investment Corp. He is a member of the Compensation Committee and the Finance Committee. Mr. Lubar also is a Director of the Ameritech Foundation.

                  Director since 1993.

LOGO LYNN M. MARTIN, 58, Chair of the Council for the Advancement of Women and Advisor to the firm of Deloitte & Touche since 1993. Ms. Martin assumed the Davee Chair at the J.L. Kellogg Graduate School of Management, Northwestern University, in 1993. She also served as a fellow at the Kennedy School of Government, Harvard University, in 1993. Ms. Martin served as United States Secretary of Labor from February 1991 to January 1993. She served as a member of the U.S. House of Representatives from Illinois for five terms from 1981 to 1990. She is a Director of Harcourt General, Inc., Ryder System, Inc., The Procter & Gamble Corporation, TRW, Inc. and certain Dreyfus Funds. Ms. Martin is a member of the Finance Committee and the Nominating Committee.

                  Director since 1993.

LOGO RICHARD C. NOTEBAERT, 50, Chairman, President and Chief Executive Officer of Ameritech since 1994. Mr. Notebaert served as President and Chief Executive Officer of Ameritech in 1994, as President and Chief Operating Officer from 1993 to 1994 and as Vice Chairman in 1993. He served as President of Ameritech Services, Inc. (a wholly-owned subsidiary of Ameritech's five state telephone companies) from 1992 to 1993, and as President of Ameritech's Indiana Bell subsidiary from 1989 to 1992. Mr. Notebaert is a Director of Sears, Roebuck and Co. He is Chairman of the Executive Committee.

                  Director since 1993.

MEETINGS OF THE BOARD

  The Board of Directors met eight times in 1997. The average attendance at the aggregate number of Board and committee meetings was 87% in 1997. No Director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and the committees on which he or she served held during the period for which he or she was a Director, except Dr. Gray, who attended 70% of such meetings, Mr. Rand, who attended 66% of such meetings, and Dr. Tyson, who attended 58% of such meetings.

COMMITTEES OF THE BOARD

  The Audit Committee, which is composed entirely of Directors who are not officers or employees of Ameritech, reviews the Company's accounting functions, operations and management and the adequacy and effectiveness of the internal controls and internal auditing methods and procedures of the Company. The Audit Committee recommends to the Board the appointment of the independent public accountants for the Company, subject to ratification by the shareowners at the Annual Meeting. In connection with its duties, the Audit Committee periodically meets privately with the independent public accountants and with the Company's internal auditors. The Audit Committee met two times in 1997.

  The Compensation Committee, which is composed entirely of Directors who are not officers or employees of Ameritech, reviews and acts with respect to pension, compensation and other employee benefit plans, approves the salary and compensation of officers of Ameritech other than the five most highly compensated officers and makes recommendations to the Board of Directors concerning the salary and compensation of the Chairman of the Board, President and Chief Executive Officer and any other officer who is or would be among the five highest paid officers of Ameritech. This committee met three times in 1997.

  The Executive Committee is authorized to exercise, during intervals between meetings of the Board of Directors, the powers of the Board of Directors in the management and direction of the business and affairs of the Company, subject to the provisions of the corporation law of the State of Delaware. The Executive Committee did not meet in 1997.

  The Finance Committee reviews and makes recommendations to the Board with respect to the financial policies, plans and procedures of the Company, the financial implications of proposed corporate actions and matters concerning dividend reinvestment and stock purchase plans. This committee also reviews and authorizes investments in and advances to subsidiaries and is responsible for reviewing the policies, plans and procedures of the Company with respect to the investment and management of the assets of the Company's pension, savings and other employee benefit plans. The Finance Committee met two times in 1997.

  The Nominating Committee advises and makes recommendations to the Board of Directors on all matters concerning Board procedures and directorship practices. The Nominating Committee reviews and makes recommendations to the full Board concerning the qualifications and selection of candidates as nominees for election as Directors. In recommending candidates, this committee seeks individuals who possess broad training and experience in business, finance, law, government, technology, education or administration and considers factors such as personal attributes, geographic location and special expertise complementary to the background and experience of the Board as a whole. Shareowners who wish to suggest qualified candidates should write to the Corporate Secretary of Ameritech at 30 South Wacker Drive, Chicago, Illinois 60606, stating in detail the qualifications of such persons for consideration by the Committee. The Nominating Committee met two times in 1997.

  The committee memberships of each nominee and continuing Director are set forth in his or her biographical information above.

COMPENSATION OF DIRECTORS

  Directors who are not employees of Ameritech or its subsidiaries receive an annual retainer of $41,000. Non-employee Directors also receive additional annual retainers of $5,000 ($6,000 for chairmen) for each active committee (other than the Executive Committee) on which they serve. Directors may elect to defer receipt of all or part of their retainers in either cash units, Common Stock units or a combination of both. Deferred cash units earn interest, compounded quarterly, at the rate established by the Compensation Committee from time to time. If no such rate is established, the interest rate is equal to the average interest rate for ten-year United States Treasury notes for the previous quarter. Deferred Common Stock units are based on the number of Ameritech common shares that deferred retainers would purchase at the fair market value of Ameritech common shares on the date the retainers would otherwise be paid. Deferred Common Stock accounts are credited on each dividend payment date for Ameritech common shares with additional Common Stock units by dividing the aggregate cash dividend which would have been paid if existing Common Stock units were actual common shares by the fair market value of the Company's common shares as of the dividend payment date. Deferred amounts are paid in cash. The value of Common Stock units is based on the fair market value of Ameritech common shares at the time of payment. Directors can receive deferred amounts in one payment or in up to ten equal annual installments beginning on the first day of the calendar year following the year in which the Director ceases to be a Director. Directors will receive deferred amounts in a lump sum in the event of certain specified changes in the beneficial ownership of Ameritech voting stock or in the composition of the Board of Directors and certain mergers or consolidations involving Ameritech. At the 1987 Annual Meeting, Ameritech's shareowners approved the Ameritech Stock Retirement Plan for Non-Employee Directors, under which each Director who is not an officer or employee of Ameritech or any of its subsidiaries or affiliates is granted 3,000 shares of Ameritech Common Stock after each Annual Meeting at which Directors are elected. Each grant of stock is accompanied by a payment to offset the increase in the Directors' federal, state and local tax liabilities resulting from such grant and payment. The maximum number of grants to a Director is six. The plan also provides for grants up to the maximum number of shares in the event of certain specified changes in the beneficial ownership of Ameritech voting stock or in the composition of the Board of Directors and certain mergers or consolidations involving Ameritech. The Company also provides non-employee Directors travel accident insurance when on Company business.

OFFICER AND DIRECTOR STOCK OWNERSHIP

  The following table sets forth beneficial ownership of Ameritech Common Stock, as of February 17, 1998, by each Director and nominee, the chief executive officer, the four next highest paid executive officers in 1997 and all Directors and executive officers as a group. Such beneficial ownership includes shares held by certain family members, trusts and private foundations. The persons shown in the following table are deemed to have sole power to vote and dispose of such shares. None of the persons nor the group shown below has beneficial ownership of more than 1% of the outstanding shares of Ameritech Common Stock. Shares shown as beneficially owned by Mr. Allen, Mr. Campbell, Mr. Notebaert, Mr. Richards and Mr. Shaffer and by all Ameritech officers as a group below include shares held for their accounts in the Ameritech Savings Plan for Salaried Employees as of December 31, 1997 (adjusted for the two-for-one stock split effective on December 31, 1997).

                                                                      TOTAL
    NAME                                                           OWNERSHIP(*)
    ----                                                           ------------
Barry K. Allen....................................................    102,845
W. Patrick Campbell...............................................    287,506
Donald C. Clark...................................................     29,576
Melvin R. Goodes..................................................     13,000
Hanna Holborn Gray................................................     19,208
James A. Henderson................................................     24,800
Sheldon B. Lubar..................................................     34,428
Lynn M. Martin....................................................     16,444
Arthur C. Martinez................................................     11,000
John B. McCoy.....................................................     24,000
Richard C. Notebaert..............................................    964,659
John D. Ong.......................................................     18,342
A. Barry Rand.....................................................     14,857
Thomas E. Richards................................................     71,060
Oren G. Shaffer...................................................    220,493
Laura D'Andrea Tyson..............................................      3,100
James A. Unruh....................................................     11,000
All of the above and other executive officers as a group (27 per-
 sons)............................................................  2,701,631

--------
* Includes shares of Ameritech Common Stock which may be acquired within 60 days after February 17, 1998 through the exercise of stock options granted under our long term incentive plans. The persons who have such options and the number of shares which may be so acquired are as follows: Mr. Allen, 82,259; Mr. Campbell, 284,172; Mr. Notebaert, 907,109; Mr. Richards, 70,310; Mr. Shaffer, 219,979; and all executive officers as a group, 2,308,074.

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors, upon recommendation of the Audit Committee, has appointed Arthur Andersen LLP, as independent public accountants, to audit the consolidated financial statements of the Company for the current year ending December 31, 1998. Arthur Andersen LLP has served as independent public accountants for the Company since its organization.

  A proposal will be presented at the meeting to ratify the appointment of Arthur Andersen LLP as Ameritech's independent public accountants. One or more members of that firm are expected to be present at the Annual Meeting to respond to questions and to make a statement if they desire to do so. If the shareowners do not ratify this appointment by the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting, other independent public accountants will be considered by the Board upon recommendation of the Audit Committee.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT PUBLIC ACCOUNTANTS.

                SHAREOWNER PROPOSAL REGARDING CUMULATIVE VOTING

  Mrs. Evelyn Y. Davis, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, record owner of 360 shares of the Common Stock of the Company, has given notice that she plans to introduce the following resolution at the meeting and has asked that the following statement of reasons for its introduction be printed in this proxy statement:

  "RESOLVED: That the stockholders of Ameritech, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit."

  "REASONS: Many states have mandatory cumulative voting, so do National
  Banks."

  "In addition, many corporations have adopted cumulative voting."

  "Last year the owners of 189,336,166 shares (adjusted for the two-for-one stock split effective December 31, 1997), representing approximately 24.5% of shares voting, voted for my similar resolution."

  "If you AGREE, please mark your proxy FOR this resolution."

  THE BOARD OF DIRECTORS DOES NOT SUPPORT THIS PROPOSAL AND RECOMMENDS A VOTE AGAINST IT FOR THE FOLLOWING REASONS:

  The proponent submitted the same proposal for the 1991, 1992, 1993, 1994, 1995, 1996 and 1997 Annual Meetings and it was opposed by the owners of 83.1%, 81.1%, 78.2%, 79.7%, 72.8%, 77.7% and 75.5%, respectively, of the shares voted.

  Each Director of the Company currently is elected by the holders of a majority of the Company's outstanding shares. This permits the Directors to administer the affairs of the corporation for the benefit of all shareowners. The Board of Directors continues to believe that cumulative voting is undesirable because it is directed toward the election of one or more Directors by a special group of shareowners. The shareowner or special group electing a Director by cumulative voting may seek to have that Director represent the shareowner's or group's special interest rather than the interests of the shareowners as a whole. Having Directors who owe their positions to special groups of shareowners could interfere with the effectiveness of the Board and could be contrary to the interests of the Company and its shareowners as a whole.

  The majority of state legislatures, including the State of Delaware, the state in which Ameritech is incorporated, do not require cumulative voting. The majority of companies listed on the New York Stock Exchange do not elect Directors by cumulative voting. The Board of Directors believes that the present method of electing Directors is appropriate to ensure that Directors will represent all the shareowners and not a particular group.

  Under the corporation law of the State of Delaware, the action recommended in this proposal could be taken only if the Board of Directors recommended an amendment to the Company's Certificate of Incorporation establishing cumulative voting and directed that the amendment be submitted to a vote of the Company's shareowners. The Company's Board of Directors has not recommended, and does not recommend, such an amendment. Therefore, a vote in favor of this proposal would be only an advisory recommendation to the Board of Directors that it take steps to initiate such an amendment.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL.

              SHAREOWNER PROPOSAL REGARDING POST-MEETING REPORTS

  John J. Gilbert and Margaret R. Gilbert, 29 East 64th Street, New York, New York 10021-7043, owners individually of 128 shares and 274 shares, respectively, of the Company's Common Stock and, together as trustees and representatives of a family interest, owners of an aggregate of 4,778 shares, Martin Glotzer, 7061 N. Kedzie, Chicago, Illinois 60645, owner of 16 shares, and Edith Rudy and Edward Rudy, Box 7077, Yorkville Station, New York, New York 10128-7077, owners of 1,020 shares, have advised us that they will cause the following resolution to be introduced at the meeting and have requested that the following statement of reasons be included in this proxy statement:

    "RESOLVED: That the stockholders of Ameritech, assembled in annual meeting in person and by proxy, hereby request that following the annual meeting the management issue an improved post-meeting report which shall include a brief resume of questions and answers of general interest, a summary of the discussion, identification of participants, and the actual vote in terms of shares for and against all resolutions."

                                   "REASONS"

    "Stockholders are entitled to accurate information as to what transpires at the Annual Meeting, so they can act for their joint interest. If stockholders cannot act together they cannot act effectively." (quote from Judge John J. Biggs, Jr. United States Federal Court in Delaware in the famous Transamerica case.)

    "We believe that the post-meeting report at Ameritech could be improved."

    "If you agree, please mark your proxy for this resolution; otherwise it is automatically cast against it, unless you have marked to abstain."

  THE BOARD OF DIRECTORS DOES NOT SUPPORT THIS PROPOSAL AND RECOMMENDS A VOTE AGAINST IT FOR THE FOLLOWING REASONS:

  We believe that Ameritech does an excellent job of communicating with its shareowners through our annual report, other periodic reports, press releases, filings with the Securities and Exchange Commission and meetings with securities analysts.

  We also believe that printing and mailing a separate report to shareowners specifically devoted to the Annual Meeting proceedings, which are often of a routine nature, is an unnecessary and inappropriate expense. We encourage news coverage of our Annual Meeting and, if a particularly noteworthy event takes place at the Annual Meeting, we will make sure our shareowners and the public receive timely notice of it and we won't wait until a complete post-meeting report can be printed. For those shareowners who are particularly interested in the Annual Meeting proceedings, we make available upon request a full transcript of the Annual Meeting for the nominal charge of $5 per copy to cover preparation and mailing. We also make information on the Annual Meeting available on the Internet. We believe this method of communicating regarding the Annual Meeting serves the interests of all of our shareowners better than mandating the expense of printing and mailing a post-meeting report to all shareowners.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL.

                                OTHER BUSINESS

  The Board of Directors does not know of any further business to be presented at the meeting. However, should any other matter requiring a vote of the shareowners arise, the persons appointed by the enclosed proxy card intend to vote on those matters in accordance with their judgment as to the best interests of the Company.

                            EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE

  The Compensation Committee of the Board of Directors is responsible for overseeing the Company's executive compensation programs. The Committee approves all pay plans and changes in those plans. It also approves performance goals for incentive awards, certifies the attainment of goals and approves the actual awards to the chief executive officer and the other four most highly compensated executive officers. The Committee recommends the base salary of the chief executive officer and the other four most highly compensated executive officers to the full Board of Directors. The full Board of Directors is responsible for acting on the recommendations of the Committee.

REPORT OF THE COMPENSATION COMMITTEE

  Since the Company began, we have designed and administered executive compensation programs to link pay to Company performance and to make sure that the interests of executives are the same as your interests as shareowners. These goals are expressed in the following guiding principles of the Company's compensation programs:

  . A significant percent of pay will be determined by the Company's annual and long term financial performance, including the creation of value for shareowners.

  . Compensation programs will be designed to encourage and balance short term operational goals with long term strategic plans.

  . Total compensation will be competitive with the telecommunications industry and with other major U.S. companies to allow us to attract, retain and motivate high caliber employees. A greater percentage of compensation will be performance-based and variable (as opposed to fixed compensation) than competitive practice might suggest.

  . Compensation programs will be designed to encourage stock ownership by executives.

  There are three elements to the Company's compensation program: annual base salary, annual cash bonus incentives and long term incentives. Each of these elements is consistent with the goals of our compensation programs. Annual incentives are directed toward specific financial measures, including earnings growth and revenue growth, with each of the targets calling for improved results year-over-year. Long term incentives focus on total return to shareowners (stock price appreciation plus dividends).

  An important consideration in the design of the Company's compensation programs is the use of incentives to encourage stock ownership by management. Under the Ameritech long term incentive plans we can make grants in the form of performance-based restricted stock, restricted stock, performance units and stock options. Since 1991, all long term grants have been in the form of the Company's stock. To support the Company's belief in stock ownership by executives, we have established stock ownership guidelines for key managers which require stock holdings that are proportionate to an individual's compensation and position in the Company. Newly hired and promoted executives are given a reasonable period of time to achieve these guidelines. As of December 31, 1997, the stock ownership of each of the executive officers named in the Summary Compensation Table that follows either exceeded or was on track to meet these guidelines.

  Annual cash compensation (as reported in the "Salary" and "Bonus" columns of the Summary Compensation Table that follows) is somewhat influenced by the pay practices of comparable large corporations so that Ameritech remains reasonably competitive with what others are doing. The Compensation Committee's current view is that Ameritech's salaries should be at about the median in the group of companies we compare our compensation with and that target annual cash compensation (salary plus target bonus) and long-term incentives should be somewhat higher since payments from these plans are tied to Company performance. The group of companies we use for comparison purposes in establishing the base salary, annual cash compensation guidelines and long term grants is composed of a broad cross section of approximately 65 major corporations in multiple industries as opposed to the smaller peer group comprised of the other four Regional Holding Companies and GTE Corporation shown in the Shareowner Return Performance Graph following this report. The Committee believes that this is appropriate considering that the Company competes for executives in many industries, not solely with other communications companies. Although competitive practices are viewed importantly, the Company and the Compensation Committee believe that the most important considerations in setting annual compensation are individual merit and the Company's financial performance.

  In 1997, annual cash compensation targets for executives were increased by approximately 4.5% which, based on survey data, is consistent with other companies with which we compare our compensation. Mr. Notebaert's base salary increased 10.2% in 1997 over 1996 to bring his salary more in line with the competitive market rate for a chief executive officer. His total salary and bonus increased because of this salary increase and the Company's improved performance compared to return on assets and revenue targets, which produced a cash bonus for 1997 above the targeted level.

  In 1997, special grants of stock options were made to the seven members of the Company's Management Committee other than Mr. Notebaert. To further strengthen the linkage between compensation and long term performance, these stock options have a substantially longer than normal waiting period before they can be exercised. These options become exercisable in equal installments of one-third each on the fifth, sixth and seventh anniversaries of the date of grant.

  Actual incentive bonus awards are made pursuant to the Company's Management Committee Short Term Incentive Plan and are shown in the "Bonus" column in the Summary Compensation Table that follows. These awards are either equal to, more than, or less than targeted amounts depending on actual results compared with the performance measures being used. Thus, the Company's incentive plans create a direct link between pay and performance, strengthened by the fact that the greater portion of total compensation (annual salary plus annual bonus plus long term awards) is determined by the incentive elements of an individual's aggregate compensation rather than by salary. In 1997, for example, about 81% of the Company's chief executive officer's total compensation was dependent on incentive factors and thus was variable with performance. Because of increases in revenues and return on assets in 1997, the actual incentive bonus awards for 1997 were above the targeted amounts.

  Performance targets established for the annual incentive awards are based on internal financial goals. Awards granted under the Company's long term incentive plans ("LTIP") are based on periodic analysis of the competitive total compensation and the long term incentive component of a comparator group of approximately 25 high profile U.S. industrial companies that has been followed by a recognized industry consultant for a number of years. This group of companies is a part of the broad cross section of 65 major corporations referred to above. Factors that are considered by the Compensation Committee in determining the number of option shares granted annually to each executive include individual merit, the competitive market for his or her position and the potential value of an option share and the dividend equivalents attributable to such shares using the expected grant price.

  The Compensation Committee believes strongly in the continued focus of the LTIP on total return to shareowners. Since 1994, the Compensation Committee has approved annual grants under the LTIP that reinforce this focus by providing participating executives grants of stock options with dividend equivalents. The options are granted at fair market value on the date of grant. Dividend equivalents are converted to share units and credited quarterly to a book account for each participant. The share units will be paid in shares of stock five years after the grant date or following the exercise of the options, whichever is sooner, but only if the stock price at the time of distribution exceeds the exercise price of the option.

  The LTIP payout shown in the Summary Compensation Table for the year 1995 for Mr. Notebaert is from a prior long term incentive award of performance-based restricted stock. The payout was based on Ameritech's five-year average percentile ranking on total return to shareowners as compared to the total returns of approximately 100 companies the size and risk characteristics of which most nearly compared with those of Ameritech. The LTIP payouts shown in the Summary Compensation Table for 1996 and 1997 for Mr. Notebaert are from a prior grant of restricted stock that was not performance based.

  As often as seems appropriate, but at least annually, the Compensation Committee studies Ameritech's executive compensation programs to judge their consistency with the Company's compensation philosophy, their support of the Company's strategic and financial objectives and their market competitiveness. The Company's performance targets will be changed from time to time so as to maintain the most effective relationship between performance and compensation.

  Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation paid to executive officers named in the Summary Compensation Table in the proxy statement to $1 million, unless certain requirements are met. To maximize the corporate tax deduction, the Management Committee Short Term Incentive Plan and the Long-Term Stock Incentive Plan were approved by shareowners in 1995 and 1997, respectively, and comply with
Section 162(m) of the Internal Revenue Code. Performance based awards made pursuant to these Plans qualify for the tax deduction. Additionally, the Company has a voluntary deferral plan which permits salary deferred under the plan to be exempt from the limit on tax deductibility. Although the Committee intends to maximize the corporate tax deduction, it believes that Ameritech must attract and retain qualified executives to manage the Company and that, in some instances, the loss of a tax deduction may be a necessary and appropriate trade-off. The Committee believes it is appropriate to pay Mr. Notebaert a base salary in excess of $1 million to maintain competitiveness with the comparator group of companies described above. In 1997, Mr. Notebaert's compensation slightly exceeded the threshold for deductibility under Section 162(m) because of the base salary in excess of $1 million and other non-cash services described under "Other Annual Compensation" in the Summary Compensation Table that follows.

  The Compensation Committee, which is composed entirely of Directors who are not officers or employees of the Company, uses a professional compensation consultant who is separate from other consultants employed by the Company. This consultant provides guidance in our deliberations and helps ensure equity and fairness in the Company's practices.

             THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

                            John B. McCoy, Chairman
            Donald C.                               James A.
            Clark                                   Henderson
            Sheldon B.                              John D. Ong
            Lubar

SHAREOWNER RETURN PERFORMANCE GRAPH

  Set forth below is a graph comparing the cumulative total returns (assuming an investment of $100 on December 31, 1992 and reinvestment of dividends) of Ameritech, the average of the other four remaining Regional Holding Companies ("RHCs") formed along with Ameritech in the AT&T divestiture effective January 1, 1984 (Bell Atlantic Corporation, BellSouth Corporation, SBC Communications Inc. and US West Communications Group) and GTE Corporation ("Peer Group Index"), and the Standard & Poor's 500 Composite Stock Index ("S&P 500") from December 31, 1992 through December 31, 1997. NYNEX Corporation and Pacific Telesis Group, which were included in the Peer Group Index in last year's shareowner Return Performance Graph, have been removed from the Peer Group Index since they were acquired during the last fiscal year and have ceased to be publicly traded. The two former RHCs have been replaced in this year's Peer Group Index by GTE Corporation.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

                                     LOGO

                          12/31/92 12/31/93 12/31/94 12/31/95 12/31/96 12/31/97
                          -------- -------- -------- -------- -------- --------
   Ameritech.............   $100     $113     $125     $190     $203     $278
   Peer Group Index......   $100     $116     $108     $168     $168     $232
   S&P 500...............   $100     $110     $111     $153     $189     $251

  From November 21, 1983, the date on which Ameritech and the other RHCs began trading on a "when issued" basis on the New York Stock Exchange, through December 31, 1997, Ameritech has provided its shareowners with a cumulative total return of 1,463%. This performance compares to a 1,026% total return for the Peer Group Index and a 819% return for the S&P 500 over the same fourteen-year period.

SUMMARY COMPENSATION TABLE

  The table below shows the compensation for the last three years of the Chief Executive Officer and four next highest paid executive officers of Ameritech as of December 31, 1997 for services in all capacities to the Company and its subsidiaries. Numbers of shares and market prices of Ameritech Common Stock are adjusted for the two-for-one stock split effective December 31, 1997.

                                                               LONG TERM COMPENSATION
                                                            ----------------------------
                                  ANNUAL COMPENSATION             AWARDS        PAYOUTS
                            ------------------------------- ------------------- --------
        NAME                                        OTHER                                   ALL
         AND                                       ANNUAL   RESTRICTED OPTIONS/            OTHER
      PRINCIPAL                                    COMPEN-    STOCK      SARS     LTIP    COMPEN-
     POSITION(1)       YEAR   SALARY    BONUS(2)  SATION(3) AWARDS(4)  (SHARES) PAYOUTS  SATION(5)
     -----------       ---- ---------- ---------- --------- ---------- -------- -------- ---------
Richard C. Notebaert   1997 $1,047,000 $1,570,500  $24,755     $ 0     306,600  $404,960 $341,172
 Chairman, President   1996 $  950,000 $1,006,288  $47,413     $ 0     740,000  $384,660 $373,664
 & CEO                 1995 $  880,000 $1,029,750  $58,319     $ 0     270,000  $348,898 $280,654
Oren G. Shaffer        1997 $  500,000 $  509,250  $ 4,262     $ 0     370,000  $      0 $254,384
 Executive VP & Chief  1996 $  450,000 $  340,633  $   412     $ 0      80,000  $      0 $261,702
 Financial Officer     1995 $  440,000 $  391,305  $ 6,885     $ 0      88,600  $      0 $282,917
W. Patrick Campbell    1997 $  491,800 $  450,000  $ 7,512     $ 0     217,000  $      0 $331,462
 Executive VP--Corp.   1996 $  475,000 $  323,350  $ 9,683     $ 0      70,000  $      0 $342,178
 Strategy & Bus. Dev.  1995 $  475,000 $  245,424  $18,028     $ 0      88,600  $      0 $393,640
Barry K. Allen         1997 $  417,900 $  470,250  $ 1,531     $ 0     280,000  $      0 $100,702
 Executive VP--Reg. &  1996 $  346,500 $  289,789  $ 4,860     $ 0      71,200  $      0 $101,144
 Wholesale Operations  1995 $  131,882 $  117,278  $20,254     $ 0           0  $      0 $286,683
Thomas E. Richards     1997 $  300,000 $  337,500  $ 2,975     $ 0     270,000  $      0 $147,311
 Executive VP--Comm.   1996 $  225,600 $  143,244  $ 6,730     $ 0     101,400  $      0 $154,782
 & Info. Products      1995 $   45,606 $   35,269  $10,332     $ 0       3,000  $      0 $ 30,000

--------
(1)Mr. Allen rejoined the Company in July 1995 after a two-year absence. Mr. Richards joined the Company in October 1995.

(2) Awards under the Management Committee Short Term Incentive Plan based on corporate performance for the year. Payments are made in January of the next year.

(3)Consists of earnings on long term awards and payments to offset federal, state and local tax liabilities attributable to non-cash services for transportation, parking, club memberships and financial counseling. The value of such non-cash services did not exceed $50,000 for any individual in any year.

(4)At December 31, 1997, the persons named in the table above held the following shares of restricted stock with the following values (based on the closing market price of Ameritech Common Stock on December 31, 1997): Mr. Notebaert, 13,332 shares, $536,613; Mr. Shaffer, no shares, $0; Mr. Campbell, no shares, $0; Mr. Allen, no shares, $0; and Mr. Richards, no shares, $0. Dividends are paid on restricted stock when and as paid on the Company's Common Stock.

(5)Detail of amounts reported in the "All Other Compensation" column for 1997 is provided in the table below. Split dollar insurance represents the present value of the interest projected to accrue for the employee's benefit on the current year's insurance premium paid by the Company. The employee contributes an amount equal to the value of the death benefit under the policy. Cumulative net life insurance premiums paid are recovered by the Company at the later of retirement or 15 (or in some cases 10) years.

          ITEM            MR. NOTEBAERT MR. SHAFFER MR. CAMPBELL MR. ALLEN MR. RICHARDS
          ----            ------------- ----------- ------------ --------- ------------
Earnings on Deferred
 Compensation               $ 68,623     $ 20,727     $ 26,358   $ 11,228    $  1,945
Company Contributions to
 Defined
 Contribution Savings
 Plans                      $ 42,461     $ 19,819     $ 22,068   $ 17,563    $ 12,114
Split Dollar Insurance
 Premium Value              $230,088     $213,838     $283,036   $ 71,911    $133,252
                            --------     --------     --------   --------    --------
    Total All Other
     Compensation           $341,172     $254,384     $331,462   $100,702    $147,311
                            ========     ========     ========   ========    ========

LONG TERM INCENTIVE PLANS

  The Company's shareowners approved Long Term Incentive Plans ("LTIP") in 1985, 1989 and 1997. These plans provide incentive compensation opportunities for officers and other key employees in the form of stock options, stock appreciation rights, restricted stock, restricted stock units and other forms consistent with the objectives of the plans. The 1985 LTIP expired in 1994 and the 1989 LTIP was replaced by the 1997 LTIP. No new grants may be made under the 1985 and 1989 LTIPs, but grants made prior to such expiration and replacement remain outstanding for their respective terms. The following two tables provide information as to exercises and grants of stock options under the LTIP. No grants other than stock options were made under the LTIP to the officers named in the Summary Compensation Table above in 1997.

OPTION GRANTS IN 1997

  The following table shows all grants of stock options to the officers named in the Summary Compensation Table above in 1997 and adjusted to reflect the two-for-one stock split effective December 31, 1997. The exercise price of all such options was the fair market value on the date of grant.

                                                                                 POTENTIAL REALIZABLE
                                                                                   VALUE AT ASSUMED
                                                                                 ANNUAL RATES OF STOCK
                                                                                PRICE APPRECIATION FOR
                           INDIVIDUAL GRANTS                                        OPTION TERM(2)
------------------------------------------------------------------------- ------------------------------------
                       NUMBER OF     % OF TOTAL
                       SECURITIES     OPTIONS
                       UNDERLYING    GRANTED TO    PER SHARE
                      OPTIONS/SARS   EMPLOYEES    EXERCISE OR  EXPIRATION
        NAME           GRANTED(1)  IN FISCAL YEAR  BASE PRICE     DATE    0%        5%               10%
        ----          ------------ -------------- ------------ ---------- --- ---------------  ---------------
Richard C. Notebaert      306,600       1.78%     $29.47        1/15/07    $0 $     5,682,379  $    14,400,263
Oren G. Shaffer           110,000       0.64%     $29.47        1/15/07    $0 $     2,038,688  $     5,166,435
                          260,000       1.51%     $35.28        6/19/07    $0 $     5,768,725  $    14,619,081
W. Patrick Campbell        87,000       0.51%     $29.47        1/15/07    $0 $     1,612,417  $     4,086,180
                          130,000       0.75%     $35.28        6/19/07    $0 $     2,884,362  $     7,309,540
Barry K. Allen             80,000       0.46%     $29.47        1/15/07    $0 $     1,482,682  $     3,757,407
                          200,000       1.16%     $35.28        6/19/07    $0 $     4,437,480  $    11,245,447
Thomas E. Richards         70,000       0.41%     $29.47        1/15/07    $0 $     1,297,347  $     3,287,731
                          200,000       1.16%     $35.28        6/19/07    $0 $     4,437,480  $    11,245,447
All Shareowners               n/a       n/a        n/a              n/a    $0 $20,803,976,712  $52,721,361,597
All Optionees          17,226,368     100.00%     $30.15 (avg)     2007    $0 $   326,632,144  $   827,749,983
Optionees Gain
 as % of All
 Shareowners Gain             n/a       n/a                n/a      n/a   n/a            1.57%            1.57%

--------
(1) Under the terms of the options granted to Messrs. Notebaert, Shaffer, Campbell, Allen and Richards with a January 15, 2007 expiration date, dividend equivalents are credited quarterly on the shares subject to the options by dividing the aggregate cash dividend that would have been paid on such shares had they been outstanding by the current market price of the Company's Common Stock. The dividend equivalents will be distributed in the form of shares of stock after the earlier of exercise of the option or five years from the date of grant, but only if the then current market price exceeds the exercise price. Dividend equivalents credited in 1997 on options held by the persons named in the Summary Compensation Table above were: Mr. Notebaert, 32,028 shares; Mr. Shaffer, 9,078 shares; Mr. Campbell, 9,972 shares; Mr. Allen, 4,699 shares; and Mr. Richards, 5,608 shares.

(2) The dollar amounts under the 5% and 10% columns in the table above are the result of calculations required by the Securities and Exchange Commission's rules and therefore are not intended to forecast possible future appreciation in the stock price of the Company. As shown in the 0% column above, no gain to the named officers or all optionees is possible without appreciation in the price of the Company's Common Stock, which will benefit all shareowners. For example, in order for Mr. Notebaert to realize the potential values for the option grant of 306,600 shares set forth in the 5% and 10% columns in the table above, the price per share of the Company's Common Stock would be approximately $48.00 and $76.44, respectively, as of the expiration date of his option.

  Stock options generally become exercisable as to one-third of the option shares on each of the first three anniversaries of the date of grant; however, the options for 260,000, 130,000, 200,000 and 200,000 shares granted respectively to Messrs. Shaffer, Campbell, Allen and Richards and shown in the table above do not become exercisable until the fifth, sixth and seventh anniversaries of the date of grant. In the event of a change in control of the Company, options previously granted would become exercisable in full. Upon exercise of an option, an officer purchases all or a portion of the shares covered by the option by paying the exercise price multiplied by the number of shares as to which the option is exercised, either in cash or by surrendering common shares already owned by the officer.

  No stock appreciation rights ("SARs") were granted in 1997. An SAR entitles a participant to receive, upon exercise of the SAR, an amount equal to the difference, if any, between the exercise price per share and the fair market value of a common share on the date of exercise, multiplied by the number of shares as to which the SAR is exercised. The Company has in the past granted SARs only in tandem with stock options, such that exercise of the option reduces the number of shares as to which the SAR may be exercised and exercise of the SAR cancels the option as to such number of shares.

OPTION EXERCISES IN 1997 AND OPTION VALUES AT DECEMBER 31, 1997

  The following table provides information as to options exercised in 1997 by the officers named in the Summary Compensation Table above, the value realized upon such exercises and the value of options held by such officers at year end based on the closing price of the Company's Common Stock on December 31, 1997 (adjusted to reflect the two-for-one stock split effective on that date).

                               NUMBER OF UNEXERCISED     VALUE OF UNEXERCISED
            SHARES                 OPTIONS/SARS        IN-THE-MONEY OPTIONS/SARS
           ACQUIRED                 AT YEAR END             AT YEAR END(1)
              ON     VALUE   ------------------------- -------------------------
  NAME     EXERCISE REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
  ----     -------- -------- ----------- ------------- ----------- -------------
Richard
 C.
 Notebaert     0      n/a      632,932     1,056,600   $12,565,536  $13,032,848
Oren G.
 Shaffer       0      n/a      107,936       452,864   $ 1,900,140  $ 3,638,926
W. Pat-
 rick
 Campbell      0      n/a      171,002       293,198   $ 3,269,729  $ 2,671,760
Barry K.
 Allen         0      n/a       23,734       327,466   $   260,362  $ 2,377,102
Thomas E.
 Richards      0      n/a       22,468       351,932   $   253,534  $ 2,703,324

--------
(1) Valued at $40.25 per share.

PENSION PLANS

  The Company's management pension plans were amended effective May 1, 1995. Under the plans as amended, employees earn pension credits for each year of service and the pension benefit is calculated by multiplying the earned pension credits by the employee's highest three-year average pay out of the last five years of employment. Under the pension plan formula prior to May 1, 1995, the benefit was calculated on the basis of fixed percentages of final average pay above and below a Social Security "breakpoint" over the highest five years out of the last 10 years of employment, multiplied by years of service. To qualify for a service pension, employees had to meet specified age and service requirements. The amended plans include a transition under which employees who were service pension eligible or within five years thereof at the effective date, including Mr. Notebaert, will receive the greater of the benefit under the new formula or the old formula.

  The following table illustrates the maximum annual benefits payable for management employees for specified final average annual compensation and specified years of service, assuming retirement at age 65 and payment as a single-life annuity, under the formula in existence prior to May 1, 1995.

      FINAL                                 YEARS OF SERVICE
     AVERAGE      --------------------------------------------------------------------
   COMPENSATION      15       20       25       30        35         40         45
   ------------   -------- -------- -------- -------- ---------- ---------- ----------
   $  600,000     $134,078 $178,770 $223,463 $268,155 $  312,848 $  357,540 $  402,233
   $  800,000     $179,078 $238,770 $298,463 $358,155 $  417,848 $  477,540 $  537,233
   $1,000,000     $224,078 $298,770 $373,463 $448,155 $  522,848 $  597,540 $  672,233
   $1,200,000     $269,078 $358,770 $448,463 $538,155 $  627,848 $  717,540 $  807,233
   $1,400,000     $314,078 $418,770 $523,463 $628,155 $  732,848 $  837,540 $  942,233
   $1,600,000     $359,078 $478,770 $598,463 $718,155 $  837,848 $  957,540 $1,077,233
   $1,800,000     $404,078 $538,770 $673,463 $808,155 $  942,848 $1,077,540 $1,212,233
   $2,000,000     $449,078 $598,770 $748,463 $898,155 $1,047,848 $1,197,540 $1,347,233
   $2,200,000     $494,078 $658,770 $823,463 $988,155 $1,152,848 $1,317,540 $1,482,233

  The following table illustrates the maximum annual benefits payable for specified final average annual compensation and specified years of service, assuming retirement at age 65 and payment as a single-life annuity (determined using the current interest rate specified in the plan), under the formula that became effective May 1, 1995.

      FINAL                               YEARS OF SERVICE
     AVERAGE      ----------------------------------------------------------------
   COMPENSATION      15       20       25       30       35       40        45
   ------------   -------- -------- -------- -------- -------- -------- ----------
   $  600,000     $149,558 $182,189 $209,381 $231,135 $250,170 $266,485 $  282,801
   $  800,000     $199,411 $242,919 $279,175 $308,180 $333,560 $355,314 $  377,068
   $1,000,000     $249,264 $303,648 $348,969 $385,225 $416,950 $444,142 $  471,335
   $1,200,000     $299,116 $364,378 $418,763 $462,271 $500,340 $532,971 $  565,602
   $1,400,000     $348,969 $425,108 $488,557 $539,316 $583,730 $621,799 $  659,869
   $1,600,000     $398,822 $485,837 $558,350 $616,361 $667,120 $710,628 $  754,136
   $1,800,000     $448,674 $546,567 $628,144 $693,406 $750,510 $799,456 $  848,402
   $2,000,000     $498,527 $607,297 $697,938 $770,451 $833,900 $888,285 $  942,669
   $2,200,000     $548,380 $668,026 $767,732 $847,496 $917,290 $977,113 $1,036,936

  Under the management pension plans (including a supplemental plan which is not a "qualified" plan under the Internal Revenue Code) before and after the May 1, 1995 amendments, compensation included in the pension plan base consists of salaries and actual short term incentive plan awards (shown in the "Bonus" column of the Summary Compensation Table above).

  As of December 31, 1997, Mr. Notebaert, Mr. Shaffer, Mr. Campbell, Mr. Allen and Mr. Richards had 28, 3, 3, 2 and 2 years of service, respectively, for purposes of the management pension plans. Prior to his two-year absence from 1993 to 1995, Mr. Allen had 19 years of service with the Company.

  Pension amounts are not subject to reductions for Social Security benefits or other offset amounts. The Employee Retirement Income Security Act of 1974 ("ERISA") places certain limitations on pensions which may be paid under federal income tax qualified plans. Pension amounts which exceed such limitations, as well as pension amounts attributable to awards under the short term incentive plans, are paid under a separate non-qualified plan as an operating expense.

  Under the pension plans as amended, benefits are payable in a lump sum but employees may elect to receive them in the form of an annuity. Under the old plan, management employees could elect to receive pension benefits under the qualified plan and/or the non-qualified plan in a lump sum upon retirement based on the present value of such pension benefits.

EMPLOYMENT CONTRACTS AND CHANGE-IN-CONTROL ARRANGEMENTS

  The Company entered into an employment agreement with Mr. Campbell when he joined the Company in January 1994. The agreement provides for a base salary of $460,000 subject to adjustment in accordance with the Company's customary practice. Under the agreement, if the Company terminates Mr. Campbell's employment without cause prior to the fifth anniversary of the commencement of his employment, the Company will pay Mr. Campbell a lump sum equal to eighteen months of his base salary.

  In 1995, the Board of Directors approved a supplemental pension arrangement for Mr. Shaffer, who joined Ameritech as Chief Financial Officer at age 52 in October 1994. Under this arrangement, Mr. Shaffer will receive supplemental pension credits at the rate of 7% per year that will vest and be included in his pension if Mr. Shaffer remains employed by the Company for at least five years and becomes vested under the Ameritech Management Pension Plan.

  The Company entered into an employment agreement with Mr. Allen when he rejoined the Company in July 1995. The agreement provides for a base salary of $275,000 subject to adjustment in accordance with the Company's customary practice. The agreement also provided for a special one-time bonus of $200,000 upon hire which is shown in the "All Other Compensation" column for 1995 in the Summary Compensation Table above. Under the agreement, if Mr. Allen voluntarily terminates his employment with the Company or if the Company terminates Mr. Allen's employment for cause or unsatisfactory performance prior to the fifth anniversary of the commencement of his employment, Mr. Allen will repay this special bonus to the Company. The Company also agreed to assume its obligations under the split-dollar and collateral assignment agreements for life insurance policies originally purchased under the Key Management Life Insurance and Estate Preservation Plans before he left the Company in 1993. Additionally, the agreement provides a supplemental pension arrangement for Mr. Allen if he retires at a time when he would have been eligible for a service pension under the pension plan formula in effect prior to May 1, 1995. Under this arrangement, Mr. Allen will receive a supplemental non-qualified pension benefit equal to the difference between (A) the pension benefit to which he would have been entitled at retirement, calculated using the pre-May 1, 1995 formula and adjusted for amounts previously paid to Mr. Allen under the Company's pension plans and (B) the amount actually payable to Mr. Allen under the Company's pension plans upon retirement. If the Company terminates Mr. Allen's employment without cause prior to the date when he would have been eligible for a service pension under the pre-May 1, 1995 formula, the Company will pay Mr. Allen a severance benefit equal to the difference between (A) the pension benefit he would have received had he remained employed by the Company until his service pension eligible date calculated using the pre-May 1, 1995 formula and adjusted for amounts previously paid to Mr. Allen under the Company's pension plans and (B) the amount actually payable to Mr. Allen under the Company's pension plans upon termination of employment.

  In 1997, the Company made special grants of stock options (shown in the "Option Grants in 1997" table above) to Mr. Shaffer, Mr. Campbell, Mr. Allen, Mr. Richards and three other members of the Company's Management Committee. In connection with these stock option grants, Messrs. Shaffer, Campbell, Allen and Richards, as well as the other three Management Committee members, agreed that they would not compete with the Company or its subsidiaries, either directly or as an employee of another firm, for a period of two years after termination of their employment with the Company.

  The Company has entered into agreements regarding change in control with Messrs. Notebaert, Shaffer, Campbell, Allen and Richards and the other three members of the Management Committee. Under these agreements, a "change in control" occurs if (a) any person (other than an employee benefit plan of the Company or the executive or persons acting in concert with the executive) becomes the beneficial owner of 20% or more of the Company's voting stock, (b) a tender offer is made and the offeror owns or has accepted for payment 20% or more of the Company's voting stock (unless the tender offer is approved by the Company's Board of Directors before the offeror becomes the beneficial owner of 5% or more of the Company's voting stock), (c) during any period of twelve consecutive months members of the Board at the beginning of such period, together with new Directors nominated or appointed during that period by a vote of at least 80% of such existing Directors, cease to comprise a majority of the Board of Directors, or (d) the shareowners of the Company approve a merger or consolidation of the Company with, or a sale of all or substantially all of the Company's assets to, any other company (unless the voting stock outstanding immediately prior thereto continues to represent more than 55% of the combined voting power of the Company or the surviving entity thereafter or at least a majority of the Directors of the Company or the surviving entity after the merger or consolidation were Directors of the Company prior thereto). The agreements provide that the executive's compensation and employee benefits will not be reduced following a change in control. The agreements also provide that if the executive's employment with the Company is terminated under certain circumstances the executive will continue to receive certain medical, insurance and other employee benefits for a period of twenty-four months and will receive a lump sum payment up to, but limited by the amount deductible for income tax purposes under the Internal Revenue Code, the sum of (i) 2.99 times the executive's annual salary rate in effect immediately prior to the change in control and the executive's short term incentive award for the preceding year plus (ii) the actuarial equivalent of the additional pension benefits the executive would have accrued under the Company's qualified and non-qualified pension plans if, on the date of termination, the executive had been credited with two additional years of age, service and compensation under such plans. These benefits will be provided to the executives other than Mr. Notebaert if the executive's employment is terminated involuntarily for any reason other than death, disability or just cause during the twenty-four month period following the change in control or voluntarily by the executive during the thirty-day period beginning on the first anniversary of the change in control and to Mr. Notebaert if his employment is voluntarily or involuntarily terminated (other than for death, disability or just cause) during the twenty-four month period following the change in control. The Company estimates that, if a change in control occurred as of January 31, 1998, the aggregate amount payable under these agreements if the employment of Messrs. Notebaert, Shaffer, Campbell, Allen and Richards was terminated would be approximately $33,372,000. The initial terms of these agreements are one year. On each December 31 thereafter they are automatically extended for an additional one-year term unless the Company has given notice by the preceding November 1 that the term will not be extended, provided that the term continues for twenty-four months after a change in control occurs.

  Under the Ameritech Corporate Resource Severance Pay Plan, which became effective January 1, 1989, key executives of the Company and its subsidiaries (approximately 228 persons as of January 1, 1998, including Messrs. Notebaert, Shaffer, Campbell, Allen and Richards if the agreements described above are not in effect) will, so long as they are employed during the twenty-four month period following a change in control (as defined above), continue to receive a base salary at a rate not less than the rate in effect prior to the change in control and be entitled to participate in short and long term incentive plans and other employee benefit plans which are not materially less favorable than those applicable immediately prior to the change in control. The Plan also provides for a severance benefit to such executives, in an amount up to, but limited by the amount deductible for income tax purposes under the Internal Revenue Code, two times base salary as of the change in control, two times the target short term incentive award for the year preceding the change in control and the actuarial equivalent of the additional pension benefits the executive would have accrued if he or she had two additional years of age, service and compensation, in the event that the executive's employment is terminated by the employer other than for cause or disability or by the executive for good reason during the twenty-four months following a change in control or at the executive's discretion during the thirty-day period following the first anniversary of the change in control.

  In the event of a change in control (as defined above), the Company's benefit plans provide that the annual incentive award for the year in which the event occurs will be not less than the target award, all stock options previously granted will become fully exercisable, the restrictions on Restricted Stock previously granted will terminate, compensation previously deferred will be paid in a lump sum unless waived by the executive, and pension amounts under the non-qualified pension plan will be held in a trust for the benefit of the employees entitled to such pension amounts.

                    SUBMISSION OF 1999 SHAREOWNER PROPOSALS

  Proposals of shareowners intended to be presented at the annual meeting in 1999 must be received by the Secretary of Ameritech, 30 South Wacker Drive, Chicago, Illinois 60606, not later than November 1, 1998 to be considered for inclusion in the Company's 1999 proxy material.

                            ADDITIONAL INFORMATION

  In addition to soliciting proxies through the mail, certain employees of Ameritech and its transfer agent, First Chicago Trust Company of New York, may solicit proxies in person and by telephone. Ameritech has retained D.F. King & Co., Inc., 77 Water Street, New York, New York 10005, to assist in the solicitation of proxies, primarily from brokers, banks and other nominees, for an estimated fee of $17,500. The cost of soliciting proxies will be borne by Ameritech. As is customary, Ameritech will, upon request, reimburse brokers, banks, nominees, custodians and other record holders for their out-of-pocket expenses of forwarding proxy materials to the beneficial owners of the shares.

  If you plan to attend the Annual Meeting in person, please retain the admission ticket attached to the form of proxy accompanying this notice and proxy statement. Shareowners who do not have admission tickets will be admitted upon presentation at the door of proof of ownership of Ameritech shares.

  The rules of the Securities and Exchange Commission require that an annual report accompany or precede the proxy materials. However, no more than one annual report need be sent to the same address. If more than one annual report is being sent to your address and you wish to reduce the number of annual reports you receive, please mark the Discontinue Annual Report Mailing box in the Special Action area on the proxy card.

  YOUR VOTE IS IMPORTANT. PLEASE COMPLETE THE ENCLOSED PROXY CARD AND MAIL IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE OR, IF YOU WISH, GIVE YOUR PROXY BY TELEPHONE OR THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD MAILED TO RECORD HOLDERS OF AMERITECH SHARES.

February 27, 1998                         BY ORDER OF THE BOARD OF DIRECTORS,

                                          LOGO
                                          Bruce B. Howat, Secretary

                                      LOGO

LOGO

PROXY

AMERITECH CORPORATION                                                     [LOGO]
30 South Wacker Drive, Chicago, Illinois 60606
--------------------------------------------------------------------------------
This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on April 15, 1998.

The undersigned hereby appoints Richard C. Notebaert, Melvin R. Goodes, Hanna Holborn Gray, Lynn M. Martin, John D. Ong and A. Barry Rand, and each of them, as proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all common shares of the undersigned in Ameritech Corporation at the Annual Meeting of Shareowners to be held in the Arthur Rubloff Auditorium of The Art Institute of Chicago, Chicago, Illinois, on April 15, 1998, beginning at 9:30 a.m., and at any adjournment thereof, upon all subjects that may properly come before the meeting, subject to any directions indicated on the reverse side of this card. If directions are not given, the proxies will vote: for the election of the ten nominees listed on the reverse side of this card; in accord with the Directors' recommendations on the matters listed on the reverse side of this card; and at their discretion on any other matter that may properly come before the meeting. If you have indicated any changes or voting limitations in this paragraph, please mark the "Vote Limitations" box on the reverse side of this card.

This card also provides voting instructions for shares held in the dividend reinvestment plan and, if registrations are identical, shares held in various employee savings plans as described in the proxy statement.

To vote by telephone or Internet, please see the reverse side of this card. To vote by mail, please sign and date this card on the reverse side and mail promptly in the enclosed postage-paid envelope.

Comments:_______________________________________________________________________
________________________________________________________________________________
If you have written in the above space, please mark the "Comments" box on the reverse side of this card.

  Detach Proxy Card If You Are Voting by Mail and Return in Enclosed Envelope
--------------------------------------------------------------------------------
[LOGO]

Annual
Meeting of
Shareowners

April 15, 1998, 9:30 a.m.

Arthur Rubloff Auditorium
The Art Institute of Chicago
Columbus Drive and Monroe Street
Chicago, Illinois

                               Admission Ticket
                         for shareowner(s) and guests

               [MAP OF EAST MONROE PARKING GARAGE APPEARS HERE]

                      Please Use Columbus Drive Entrance

The East Monroe Parking Garage, conveniently located on Columbus Drive at Monroe Street, offers the most economical parking at $5.74 for 24 hours.

Additional parking, shown on the map below, is available on a first-come, first-served basis.

                   [MAP OF ADDITIONAL PARKING APPEARS HERE]

1 = Art Institute of Chicago
    Columbus Drive Entrance

2 = Citicorp Center
    (Metra Union Pacific line)

3 = Chicago Union Station
    (Metra Burlington Northern
    Santa Fe, Milwaukee Road,
    and Amtrak lines)

4 = Illinois Central Station
    (Metra Electric line)

5 = LaSalle St. Station
    (Metra Rock Island line)

-- Arrows indicate direction of one way streets

P = Parking

The following information for automobile travel covers access to the Chicago area and the vicinity of the Art Institute:

North -- Take 41 South (Lake Shore Drive) to Monroe Street. Turn right on Monroe and go one block to Columbus Drive.

Northwest -- Take I-90 or I-94 South to Monroe Street. Exit Monroe East and proceed through downtown Chicago to Columbus Drive.

West -- Take I-290 East into downtown Chicago. Proceed to Columbus Drive and turn left. Go north two blocks to Monroe.

Southwest -- Take I-55 Northeast to 41 North (Lake Shore Drive). Proceed to Monroe Street East. Turn left on Monroe and go west one block to Columbus Drive.

South -- Take I-57 or I-90 North to I-94. Take I-94 North to Monroe Street East. Proceed east into downtown Chicago to Columbus Drive.

[X] Please mark your votes with an "X" using blue or black ink.             6688

This proxy, when properly executed, will be voted in the manner directed herein. If directions are not given, this proxy will be voted FOR the election of directors, FOR Proposal 2 and AGAINST Proposals 3 and 4.
--------------------------------------------------------------------------------
                 The Board of Directors recommends a vote FOR
--------------------------------------------------------------------------------
1. Election of Directors     01 D. Clark       05 A. Martinez    08 A. Rand
                             02 M. Goodes      06 J. McCoy       09 L. Tyson
   FOR   WITHHELD            03 H. Gray        07 J. Ong         10 J. Unruh
   [_]     [_]               04 J. Henderson

FOR, except vote withheld from the following nominee(s):

________________________________________________________________________________

2. Appointment of Independent Public Accountants

   FOR   AGAINST   ABSTAIN
   [_]     [_]       [_]
--------------------------------------------------------------------------------
               The Board of Directors recommends a vote AGAINST
--------------------------------------------------------------------------------
3. Shareowner Proposal on Cumulative Voting in Elections of Directors

   FOR   AGAINST   ABSTAIN
   [_]     [_]       [_]

4. Shareowner Proposal on Post-Meeting Reports on Annual Meetings

   FOR   AGAINST   ABSTAIN
   [_]     [_]       [_]
--------------------------------------------------------------------------------
                                 Special Note
--------------------------------------------------------------------------------
                          Items on Other Side of Card
--------------------------------------------------------------------------------
Comments                            [_]


Vote Limitations                    [_]
--------------------------------------------------------------------------------
(For Multiple-Account Holders Only)
Discontinue Annual Report
Mailing for This Account            [_]

Will Attend Annual Meeting          [_]
--------------------------------------------------------------------------------

SIGNATURE(S) ___________________________________________ DATE ____________, 1998
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give full title as such.
--------------------------------------------------------------------------------

                                                                          [LOGO]

                   Ameritech Offers Phone or Internet Voting
                         24 hours a day, 7 days a week

On a touch-tone phone call toll-free 1-800-652-8683 (outside the US and Canada call 201-324-0377) and you will hear these instructions:

-- Enter the last four digits of your social security number; and

-- Enter the control number from the box just below the perforation on the proxy card.


-- You will then have two options:

   OPTION 1: to vote as the Board of Directors recommends on all proposals; or

   OPTION 2: to vote on each proposal separately.


-- Your vote will be repeated to you and you will be asked to confirm it.

Log onto the Internet and type: http://www.vote-by-net.com

-- Have your proxy card ready and follow the simple instructions.


Your electronic vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.


    If you have voted by phone or Internet, do not return your proxy card.

                             THANK YOU FOR VOTING!